                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                            (Amendment No. 2 )*
                                          ---


                            Vintage Petroleum, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.005 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  927460 10 5
                      -----------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Page 1 of 4
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CUSIP NO.  927460 10 5            13G                     Page 2 of 4

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Jo Bob Hille
      ###-##-####
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  [_]

      (b)  [_]
--------------------------------------------------------------------------------
3  SEC USE ONLY
--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
     NUMBER OF         5  SOLE VOTING POWER

       SHARES                 2,100,000
                       ---------------------------------------------------------
    BENEFICIALLY       6  SHARED VOTING POWER

      OWNED BY                -0-
                       ---------------------------------------------------------
        EACH           7  SOLE DISPOSITIVE POWER

     REPORTING                2,100,000
                       ---------------------------------------------------------
       PERSON          8  SHARED DISPOSITIVE POWER

        WITH                  -0-
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,100,000

--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      X
--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.7%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------
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CUSIP NO. 927460 10 5          13G                        Page 3 of 4



Item 1.  (a)  Name of Issuer:  Vintage Petroleum, Inc.
------        --------------

         (b)  Address of Issuer's Principal Executive Offices:
              -----------------------------------------------

              4200 One Williams Center
              Tulsa, Oklahoma 74172


Item 2.  (a)  Name of Person Filing:  Jo Bob Hille
------        ---------------------

         (b)  Address of Principal Business Office:
              ------------------------------------

              4200 One Williams Center
              Tulsa, Oklahoma 74172

         (c)  Citizenship:  United States
              -----------

         (d)  Title of Class of Securities:  Common Stock, par value $.005
              ----------------------------

         (e)  CUSIP Number:  927460 10 5
              ------------

Item 3.  If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
------   -------------------------------------------------------------------
         check whether the person filing is a:
         -------------------------------------

         Not Applicable

Item 4.  Ownership.
------   ---------

         (a) Amount Beneficially Owned:  2,100,000 shares*

         (b) Percent of Class:  8.7%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote:  2,100,000*

            (ii)  shared power to vote or to direct the vote:  -0-

            (iii) sole power to dispose or to direct the disposition of:
                  2,100,000*

            (iv)  shared power to dispose or to direct the disposition of:  -0-

  __________
  * Does not include 50,000 shares owned by the Jo Bob Hille and Mary Ann Hille Charitable Remainder Trust. Mr. Hille disclaims beneficial ownership of such shares.

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CUSIP NO. 927460 10 5          13G                        Page 4 of 4


Item 5.  Ownership of Five Percent or Less of a Class.
------   --------------------------------------------

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
------   ---------------------------------------------------------------

         Not Applicable

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
------   ----------------------------------------------------------------------
         Security Being Reported on By the Parent Holding Company.
         --------------------------------------------------------

         Not Applicable

Item 8.  Identification and Classification of Members of the Group.
------   ---------------------------------------------------------

         Not Applicable

Item 9.  Notice of Dissolution of Group.
------   ------------------------------

         Not Applicable

Item 10. Certification.
-------  -------------

         Not Applicable

                                   Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 1997               /s/  Jo Bob Hille
                                      -------------------
                                      Jo Bob Hille